Exhibit 21.1

DEL GLOBAL TECHNOLOGIES CORP.

PRINCIPAL SUBSIDIARIES

AS OF MAY 13, 2010

Name	Jurisdiction of Incorporation or Organization

DM Imaging Corp.	Delaware

Villa Sistemi Medicali S.p.A	Italy

RFI Corporation	Delaware